Exhibit 2.1

Execution Version

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of July 27, 2023, is made and entered into by and between Patterson-UTI Energy, Inc., a Delaware corporation (“Parent”), and NexTier Oilfield Solutions Inc., a Delaware corporation (the “Company”). Each of Parent and the Company are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, Pecos Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent, Pecos Second Merger Sub LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Parent, and the Company entered into that certain Agreement and Plan of Merger, dated as of June 14, 2023 (the “Merger Agreement”); and

WHEREAS, in accordance with Section 10.2 of the Merger Agreement, the Parties desire to amend the Merger Agreement as specified herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to the following:

1. AMENDMENT TO THE MERGER AGREEMENT. The Merger Agreement is hereby amended by replacing Section 5.3 of the Merger Agreement with the following:

“5.3 Corporate Authority; Approval. Such Party has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, and the execution and delivery of this Agreement and the consummation of the Transactions by such Party have been duly authorized by all necessary corporate action on the part of such Party, in each case subject only to, in the case of Parent, approval of (a) the issuance of shares of Parent Common Stock pursuant to this Agreement (the “Share Issuance”) by the holders of shares of Parent Common Stock representing a majority of votes properly cast on the Share Issuance and (b) an amendment to the Parent Charter to increase the authorized number of shares of Parent Common Stock to 800,000,000 shares (the “Parent Charter Amendment”) by the votes of holders of the requisite number of shares of Parent Common Stock entitled to vote thereon, in accordance with Parent’s Organizational Documents and the DGCL (as in effect at the time of such meeting of the Parent stockholders or any adjournment or postponement thereof), in each case, at a meeting of the Parent stockholders duly called and held for such purpose (clauses (a) and (b), collectively, the “Requisite Parent Vote”), and in the case of the Company, adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on such matter at a meeting of the Company stockholders duly called and held for such purpose (the “Requisite Company Vote”). Assuming the due execution and delivery by the other Party, this Agreement constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).”

2. EFFECT ON THE MERGER AGREEMENT. Except as expressly amended by this Amendment, the Merger Agreement shall continue in full force and effect in accordance with its terms, and the Merger Agreement, as amended hereby, is hereby confirmed and ratified in all respects. After giving effect to this Amendment, any references in the Merger Agreement to “this Agreement” or to the words “hereof” or “hereunder” or words of similar import, and all references to the Merger Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind or nature (other than in this Amendment or as otherwise expressly provided), shall mean the Merger Agreement as amended by this Amendment, whether or not this Amendment is expressly referenced. All references in the Merger Agreement to “the date hereof” or “the date of this Agreement” shall refer to June 14, 2023.

3. MISCELLANEOUS. The provisions of the Merger Agreement set forth in Section 10.3 (Counterparts), Section 10.4 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury) and Section 10.12 (Severability) are incorporated by reference herein, mutatis mutandis.

Remainder of page intentionally left blank; signature pages follow.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

PARENT:

PATTERSON-UTI ENERGY, INC.

By:	/s/ William A. Hendricks, Jr.

Name:	William A. Hendricks, Jr.
Title:	President and Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

COMPANY:

NEXTIER OILFIELD SOLUTIONS INC.

By:	/s/ Robert W. Drummond

Name:	Robert W. Drummond
Title:	Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]